Exhibit 99.12

UNSECURED LOAN AND GUARANTY AGREEMENT

This Unsecured Loan and Guaranty Agreement (the “Agreement”) is made and dated as of May 4, 2021 (the “Loan Origination Date”) and is entered into by and among AngloGold Ashanti North America Inc., a Colorado corporation with an address of 4601 DTC Blvd., Suite 550, Denver, Colorado 80237 (“Lender”), Corvus Gold (USA) Inc., a Nevada corporation with an address of 9088 S. Ridgeline Blvd., Suite 103, Highlands Ranch, CO 80129 (“Borrower”), Corvus Gold Inc., a British Columbia corporation with an address of 700 West Pender, Suite 1750, Vancouver, BC, V6C 1G8 Canada (“Guarantor”), and Corvus Gold Nevada Inc., a Nevada corporation with an address of 9088 S. Ridgeline Blvd., Suite 103, Highlands Ranch, CO 80129 (“Subsidiary”).  Lender, Borrower, Guarantor, and Subsidiary are sometimes referred to in this Agreement individually as a “Party” and in the plural as the “Parties”.  Borrower, Guarantor, and Subsidiary are referred to in this Agreement collectively as the “Corvus Group”.

RECITALS

A.         Borrower has requested an unsecured loan in the principal amount of up to Twenty Million Dollars ($20,000,000 USD) pursuant to the terms of this Agreement (such loan is hereinafter referred to as the “Loan”), as further described below;

B.          Guarantor has agreed to guaranty Borrower’s performance of its obligations under this Agreement, including without limitation the repayment obligations set forth below; and

C.          Lender is willing to make the loan described above on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.
Loan Draws.  Subject to the terms and conditions of this Agreement, within seven (7) days of the Loan Origination Date Lender will fund the initial draw of the Loan by transferring Five Million Dollars ($5,000,000 USD) by wire transfer of immediately available funds in US Dollars to an account designated by Borrower in writing.  At any time prior to the occurrence of the Repayment Trigger (as defined below), Borrower may elect to, but shall not be required to, make additional loan draws (each, a “Subsequent Draw”) in any amount less than or equal to Five Million Dollars ($5,000,000 USD) each by, in each case, providing to Lender at the address designated in Section 14.b a fully executed and completed Subsequent Draw Request in the form attached to this Agreement as Exhibit A, provided that: (i) for the avoidance of doubt, the total aggregate amount disbursed by Lender to Borrower under the terms of this Agreement shall not exceed Twenty Million Dollars ($20,000,000 USD); and (ii) Lender shall fund each Subsequent Draw within seven (7) days of Lender’s receipt (pursuant to the terms of Section 14.b) of a fully executed and completed Subsequent Draw Request in the form attached to this Agreement as Exhibit A by, in each case, transferring the amount of the Subsequent Draw by wire transfer of immediately available funds in US Dollars to an account designated by Borrower in writing.

2.
Interest.  The amount borrowed by Borrower pursuant to the terms of this Agreement (the “Borrowed Amount”) shall bear interest thereon beginning from the date that is one hundred eighty (180) days after the Loan Origination Date at the rate of 1.10725% based on a year consisting of 365 days (or 366 days in the event of a leap year), with interest computed daily based on the actual number of days elapsed.

3.
Repayment Date.  Borrower shall pay to Lender an amount equal to (x) the Borrowed Amount plus (y) the interest accrued pursuant to the terms of Section 2 through the date of repayment no later than sixty (60) days following the occurrence of the Repayment Trigger.  For purposes of this Agreement, the term “Repayment Trigger” means the first to occur of the following:

a.
The receipt of all material federal, state, and local permits and approvals required for the construction of any Mining Project for which any member of the Corvus Group is an owner (either wholly or in part) or joint venture partner.  For the purposes of this Agreement, “Mining Project” shall be defined as any of the following, either individually or collectively: North Bullfrog, Mother Lode, Mother Lode Belt, or Lynnda Strip.

b.
The sale or other transfer, to any person or entity (including without limitation any affiliate or subsidiary), of any Mining Asset or Mining Project that is held, either individually or jointly and either wholly or in part, by any member of the Corvus Group.  For the purposes of this Agreement, “Mining Asset” shall be defined as:  (a) any mining claim or block of claims, and (b) any real or personal property, in addition to the claims identified above, having a sales value in excess of One Million Dollars ($1,000,000 USD) .

c.
Any Change of Control, whether direct or indirect, of any member of the Corvus Group.  For the purposes of this Agreement, “Change of Control” shall be defined as: (i) any transaction providing for the acquisition or other transfer of the direct or indirect ownership of more than fifty percent (50%) of the shares of the relevant entity, or similar equity interests, or voting power of the outstanding voting securities, or that represents the power to direct the management and policies of the relevant entity; or (ii) a deliberate change to the senior management structure of either Borrower or Guarantor, initiated by the shareholders, boards of directors, or the individuals themselves, specifically a change in the CEO/President or a change in the Chairman of the Board of Directors or Executive Chairman of either company.  For the sake of clarity, a change necessitated by unforeseen conditions not related to the management of Borrower or Guarantor will not constitute a Repayment Trigger.

d.	The date that is one year after the Loan Origination Date.

4.
Notice to Lender of Repayment Trigger.  Borrower shall provide written notice to Lender of the first occurrence of any event described in subparts a., b., or c. of Section 3 promptly upon the occurrence of such event.

5.
Repayment Method.  Repayment shall be made by wire transfer of immediately available funds in US Dollars to an account designated in writing by Lender; provided, however, that repayment may be made by transfer of ownership of ounces of gold with a value equivalent to the amount to be repaid if Lender provides its written consent to such repayment method, which consent: (x) will set forth the agreed upon terms for the valuing of the ounces of gold and instructions for the delivery of the gold, and (y) may be withheld in Lender’s sole and complete discretion.

6.
Early Repayment.  At Borrower’s discretion, Borrower may prepay, without penalty, all or any portion of the Borrowed Amount and the interest then accrued pursuant to the terms of Section 2 at any time prior to the date on which repayment is required pursuant to Section 3.  Partial prepayments will be applied first to interest accrued and then to the Borrowed Amount.

7.
Guaranty.  Guarantor hereby irrevocably and unconditionally guaranties to Lender the due and punctual payment in full of all obligations of Borrower pursuant to this Agreement when the same shall become due pursuant to the terms of this Agreement.  Guarantor agrees that, in furtherance of the foregoing and not in limitation of any other right which Lender might have at law or in equity, that upon the failure of Borrower to pay any amount due pursuant to the terms of this Agreement when and as the same shall become due, Guarantor will upon demand of the Lender in writing pay, or cause to be paid, in cash to Lender an amount equal to the amount then due to Lender pursuant to the terms of this Agreement.  Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent, and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the obligations of Borrower set forth in this Agreement.  For the avoidance of doubt, Lender may enforce this guaranty against the Guarantor upon the occurrence of any default under the terms of this Agreement by the Borrower notwithstanding the existence of any dispute between Borrower and Lender with respect to the existence of such default.  This guaranty is a continuing guaranty and shall remain in effect until all of the Borrower’s repayment obligations set forth in this Agreement have been paid in full.

8.
Corvus Group’s Representations and Warranties.  In order to induce Lender to enter into this Agreement to make the Loan to Borrower, each member of the Corvus Group represents and warrants to Lender on the Loan Origination Date that the following statements are true and correct:

a.
Each member of the Corvus Group: (i) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, and to carry out the transactions contemplated hereby; and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations.

b.	The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of each member of the Corvus Group.

c.
The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate (x) any provision of any law or any governmental rule or regulation applicable to any member of the Corvus Group (including without limitation Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions), (y) any of the organizational documents of the any member of the Corvus Group, or (z) any order, judgment, or decree of any court or other agency of government binding on any member of the Corvus Group; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of any member of the Corvus Group; (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of any member of the Corvus Group; or (iv) require any approval of stockholders, members, or partners or any approval or consent of any person under any contractual obligation of any member of the Corvus Group.

d.
The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with, or by, any governmental authority.

e.	The Corvus Group, on a consolidated basis, is solvent.

f.
Since January 1, 2020, no event, circumstance, or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.  For purposes of this Agreement, the term “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to: (i) the business, operations, properties, assets, or financial condition of any member of the Corvus Group; (ii) the ability of any member of the Corvus Group to fully and timely perform its obligations pursuant to this Agreement as and when due; (iii) the legality, validity, binding effect, or enforceability of this Agreement against any member of the Corvus Group; or (iv) the rights, remedies, and benefits available to, or conferred upon, Lender under this Agreement.

g.
There is no action, suit, proceeding, hearing (in each case, whether administrative, judicial, or otherwise), governmental investigation, or arbitration, at law or in equity, or before any governmental authority (domestic or foreign), whether pending or threatened, that could reasonably be expected to have a Material Adverse Effect.  The members of the Corvus Group are not subject to or in default with respect to any final judgments, writs, injunctions, decrees, or regulations of any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign), that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

h.
Each member of the Corvus Group is in compliance with all applicable statutes, regulations, and orders of, and all applicable restrictions imposed by, all governmental authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable environmental laws and the requirements of any permits issued under such environmental laws), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

i.
All tax returns and reports of each member of the Corvus Group required to be filed by any of them have been timely filed, all such returns and reports are true, correct, and complete in all material respects, and all taxes shown on such returns to be due and payable and all assessments, fees, and other governmental charges upon any member of the Corvus Group and upon their respective properties, assets, income, businesses, and franchises which are due and payable have been paid when due and payable.

j.	Subsidiary is the wholly owned subsidiary of Borrower, and Borrower is the wholly owned subsidiary of Guarantor.

k.
Guarantor, Borrower, and each of their respective affiliates, subsidiaries, and joint ventures do not own or otherwise hold, directly or indirectly or wholly or partially, any interest in any Mining Project except those interests owned by Subsidiary.

9.	Use of Funds.

a.
Borrower shall ensure that no less than seventy percent (70%) of the funds loaned by Lender pursuant to this Agreement are spent on the costs directly associated with permitting, constructing, or operating one or more Mining Projects under the full or partial ownership or control of any member of the Corvus Group.

b.
Lender shall have the right, upon provision of at least sixty (60) days’ advance written notice to Borrower, to audit the financial records of any member of the Corvus Group in order to confirm compliance with the terms of Section 9.a.

10.
Insurance.  At all times prior to Borrower’s (or Guarantor’s, as applicable) full and complete repayment of the Loan to Lender pursuant to the terms of this Agreement, each member of the Corvus Group shall carry and maintain commercial general liability insurance against risks customarily insured against in their line of business in reasonable amounts customary to their industry.

11.
Default/Acceleration.  Upon the occurrence of any default by any member of Corvus Group under the terms of this Agreement, including without limitation the breach of any representation or warranty of any member of the Corvus Group, or the occurrence of any Material Adverse Effect, Lender may, at its option, accelerate and demand payment of all or any part of the amount owed by Borrower to Lender pursuant to this Agreement and declare such amount to be immediately due and payable.  Such right to accelerate and demand payment shall be in addition to all rights, powers, and remedies given to Lender by statute or rule of law and are cumulative, and the exercise of such right shall not be construed as a waiver of or election of remedies with respect to any other rights, powers, and remedies of Lender.

12.
Notice of Default/Material Adverse Effect.  Promptly upon any senior officer of any member of the Corvus Group obtaining knowledge (i) of any condition or event that constitutes a default under the terms of this Agreement (including without limitation any breach of any representation or warranty set forth in Section 8), or that notice has been given to any member of the Corvus Group with respect thereto; or (ii) the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, Borrower shall provide notice to Lender describing the nature of the issue and the action the Corvus Group has taken, is taking, and proposes to take with respect thereto.

13.
Exclusivity.  For a period of ninety (90) days from the Loan Origination Date (the “Exclusivity Period”), each member of the Corvus Group shall not enter into discussions, initiate a process, nor complete a transaction to sell, convey, transfer, assign, or encumber any real properties, mining properties, Mining Projects, Mining Assets, mining claims or mining tenements fully or partially owned by, or under the partial or complete control of, any member of Corvus Group, without the prior written consent of Lender, which consent may be withheld for any reason.  In the event that Lender, acting in good faith, delivers to any member of Corvus Group a letter of intent or other similar document (which may be non-binding) proposing the acquisition by Lender (or any of its subsidiaries or affiliates) of any Mining Project or Mining Asset of any member of the Corvus Group, then the Exclusivity Period shall automatically be extended to one hundred twenty (120) days from the Loan Origination Date.

14.	Miscellaneous.

a.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be effective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

b.
Except as otherwise provided herein, any notice or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon: (i) the day of transmission if sent by facsimile; (ii) the day of receipt if sent by hand delivery, overnight express service, or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

If to Lender:

AngloGold Ashanti North America Inc.
c/o VP – Legal & Government Affairs (Wayne Chancellor)
4601 DTC Blvd, Suite 550
Denver, CO 80237

If to Borrower:

Corvus Gold (USA) Inc.
c/o – CEO (Jeffrey A. Pontius)
9088 S. Ridgeline Blvd., Suite 103
Highlands Ranch, CO 80129

If to Guarantor:

Corvus Gold Inc.
c/o CFO (Peggy Wu)
700 West Pender, Suite 1750,
Vancouver, BC, V6C 1G8
Canada

If to Subsidiary:

Corvus Gold (USA) Inc.
c/o – CEO (Jeffrey A. Pontius)
9088 S. Ridgeline Blvd., Suite 103
Highlands Ranch, CO 80129

or to such other address as each party may designate for itself by like notice.

c.
This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations, or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.  None of the terms of this Agreement may be amended except by an instrument executed by each of the Parties hereto.

d.
The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

e.
No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants, or provisions of this Agreement shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

f.
The provisions of this Agreement shall inure to the benefit of and be binding on each Party and its permitted assigns (if any).  Each member of the Corvus Group is prohibited from assigning its obligations under this Agreement without Lender’s express prior written consent, which consent shall not be unreasonably withheld, and any such attempted assignment shall be void and of no effect.  Lender may assign, transfer, or endorse its rights hereunder without prior notice to the Corvus Group, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

g.
EACH PARTY SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM, OR ANY OTHER CLAIM ASSERTED BY ANY OTHER PARTY WITH REGARD TO THE SUBJECT MATTER OF THIS AGREEMENT.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAW THEREOF.  THE PARTIES HEREBY DESIGNATE DENVER COUNTY, COLORADO TO BE THE PROPER JURISDICTION AND VENUE FOR ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT.  EACH OF THE PARTIES CONSENTS TO PERSONAL JURISDICTION IN SUCH VENUE FOR ANY SUCH A PROCEEDING.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, NOT TO PLEAD ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR THE CONVENIENCE OF THE FORUM OF ANY ACTION OR CLAIM WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY BROUGHT IN THE COURTS OF THE COUNTRY OF DENVER, STATE OF COLORADO.

h.
Each member of the Corvus Group shall not disclose, and shall cause all persons and entities under its control to not disclose, either the existence or the terms of this Agreement to any third party, to include but not limited to shareholders, regulatory agencies, or the public-at-large without the prior written consent of Lender, which consent shall not be unreasonably withheld. Notwithstanding the forgoing, the Corvus Group may make disclosures without seeking Lender’s consent insofar and only insofar as such disclosures are required by applicable law (each such disclosure, a “Required Disclosure”), provided however that the disclosing Party must: (i) provide to Lender a written copy of the exact Required Disclosure that will be made no less than five (5) days prior to the date of disclosure; and (ii) acting in good faith, review and consider incorporating any proposed revisions to the Required Disclosure that are requested by Lender.

i.
This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized respective officers as of the date first written above.

Lender AngloGold Ashanti North America Inc.
/s/ Timothy Thompson
Timothy Thompson - President

Borrower Corvus Gold (USA) Inc.
/s/ Jeffrey A. Pontius
Jeffrey A. Pontius - CEO

Guarantor Corvus Gold Inc.
/s/ Jeffrey A. Pontius
Jeffrey A. Pontius - CEO

Subsidiary Corvus Gold Nevada Inc.
/s/ Jeffrey A. Pontius
Jeffrey A. Pontius - CEO

Exhibit A

Form of Subsequent Draw Request

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Form of Subsequent Draw Request follows.]

Exhibit A – Form of Subsequent Draw Request
Unsecured Loan and Guaranty Agreement

Subsequent Draw Request

This Subsequent Draw Request is submitted by Corvus Gold (USA) Inc. (“Borrower”) to AngloGold Ashanti North America Inc. (“Lender”) pursuant to that certain Unsecured Loan and Guaranty Agreement dated May 4, 2021 (the “Agreement”) entered into by and among Lender, Borrower, Corvus Gold Inc., and Corvus Gold Nevada Inc.  Capitalized terms that are used but not defined in this Subsequent Draw Request shall be given the meaning assigned in the Agreement.  For the avoidance of doubt, this Subsequent Draw Request remains subject to and governed by the terms of the Agreement.

Pursuant to Section 1 of the Agreement, Borrower hereby requests a Subsequent Draw in the amount of $                                                      USD.

In connection with this Subsequent Draw Request, and in consideration for Lender’s funding of the Subsequent Draw described herein, each member of the Corvus Group hereby represents and warrants to Lender that the following statements are true and correct:

1.	The execution, delivery, and performance of this Subsequent Draw Request has been duly authorized by all necessary action on the part of each member of the Corvus Group.

2.
Each of the representations and warranties made by each member of the Corvus Group and set forth in Section 8 of the Agreement remain true and correct in all respects as of the date that this Subsequent Draw Request is submitted to Lender, as if such representations and warranties have been made again on such date.

3.
Each member of the Corvus Group is, and at all times has been, in full compliance with all terms of the Agreement (including without limitation the terms of Section 9.a of the Agreement).  No default by any member of the Corvus Group under the terms of the Agreement, including without limitation the breach of any representation or warranty of any member of the Corvus Group, has occurred or is presently occurring, and no Material Adverse Effect has occurred or is presently occurring.

4.
The representations and warranties contained in this Subsequent Draw Request shall be deemed representations and warranties of the members of the Corvus Group pursuant to and subject to the terms of the Agreement, including without limitation the terms of Section 11 of the Agreement.

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Subsequent Draw Request

IN WITNESS WHEREOF, the undersigned do hereby execute this Subsequent Draw Request.

Borrower Corvus Gold (USA) Inc.
Name:
Title:

Guarantor Corvus Gold Inc.
Name:
Title:

Subsidiary Corvus Gold Nevada Inc.
Name:
Title:

Subsequent Draw Request